SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant: /X/

Filed by a Party other than the Registrant: / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
/ / Definitive proxy statement
/X/ Definitive  Additional Materials
/ / Soliciting Material Pursuant to ss.240.14a-12

                           General Motors Corporation
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

       /X/ No fee required
       / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

             1) Title of each class of securities to which transaction applies:

             2) Aggregate number of securities to which transaction applies:

             3) Per unit  price or other  underlying  value of  transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             4) Proposed maximum aggregate value of transaction:

             5) Total fee paid:

/ / Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             1) Amount Previously Paid:

             2) Form, Schedule or Registration Statement No.:

             3) Filing Party:

             4) Date Filed:


The following form of letter will be used by General Motors in the solicitation of proxies from stockholders in connection with GM's 2001 Annual Meeting.



                                    [GM LOGO]
                           General Motors Corporation
                                  Legal Staff

  Facsimile                                                  Telephone
(313) 665-4978                                              (313) 665-4921



[Date]



Dear [Stockholder]:

This letter solicits your support of the position of the Board of Directors of General Motors Corporation which favors a vote AGAINST the adoption of Stockholder Proposal No. 8 at GM's 2001 Annual Meeting. That stockholder proposal requests "a by-law for shareholder vote to be required to adopt or maintain a poison pill." (Attachment A is the text of Stockholder Proposal No. 8 and the position of GM's Board of Directors opposing its adoption as they appear in GM's 2001 Proxy Statement)

We recognize that many institutional stockholders regularly vote in support of such proposals. Nevertheless, GM strongly believes that the reasons set forth in its Proxy Statement (copy attached) and the additional reasons set forth in this letter warrant your vote AGAINST Stockholder Proposal No. 8.

   Reasons to Vote AGAINST Stockholder Proposal No. 8:
                   -------

   1. GM's Board consists of a majority of independent directors and the Corporation's By-Laws require that such a majority be maintained at all times in accordance with published guidelines concerning the definition of "independent director." Directors are all elected annually - GM does not have a staggered board. The Corporation's commitment to independent directors who are all elected annually demonstrates that entrenchment is not something to be feared by stockholders.

   2. GM's Board has demonstrated its commitment to sound corporate governance principles through the adoption of governance guidelines widely respected among institutional investors and in corporate governance circles.

   3. GM's Board has demonstrated that entrenchment is not an objective of its policies and practices and that its actions have been consistently in favor of returning value to stockholders, -- witness the more than $35 billion which GM's Board has returned to stockholders in the last five years in the form of dividends, spin-offs, exchange offers and stock repurchases.

   4. Management of GM would not recommend that the Board of Directors adopt a Stockholder Rights Plan unless that plan included a TIDE's provision.

A TIDE's provision establishes a committee of independent directors of the board who reviews the stockholder rights plan every three years and, if a majority of the members of that committee deems it appropriate, recommend that the full board modify or terminate the plan. Deliberations of such a committee would require a tri-annual engagement of investment bankers and lawyers to evaluate the company's performance, markets and developments in corporate law relating to stockholder rights plans in order to provide a report and recommendations to the committee for its consideration. Action to modify or terminate the plan would require the vote of a majority of the full board of directors unless the terms of the plan require greater than a majority of the directors to take such action.

GM does not currently have a stockholder rights plan. We believe that periodic review by independent directors is preferable to requiring that stockholders approve any new rights plan or any continuation or extension of any rights plan if one were to be adopted by General Motors.

A TIDE's provision featured in any General Motors Stockholder Rights Plan would be similar to those employed by J.C. Penney and Applied Materials in their Rights Plan. As you may know, a majority of the stockholders of both of these companies voted to oppose stockholder proposals for the adoption of anti-pill by-laws. Moreover, as a general principle, GM management would not recommend a rights plan which contains provisions generally considered stockholder
"unfriendly" -- such as a dead hand provision, a low trigger or an extraordinarily long life.

The General Motors Board has established a strong record of independence, commitment to stockholder value and progressive corporate governance. We believe this record and the assurance herein that if a Stockholder Rights Plan is adopted by GM it will contain a TIDE's provision and not have the type of "stockholder unfriendly" provision referred to above, warrants your support of the Board's opposition to Stockholder Proposal No. 8.


Very truly yours,



Warren G. Andersen


Attachment



MC 482-C23-D24 300 Renaissance Center P.O. Box 300 Detroit, Michigan 48265-3000





                                                                    Attachment A
                                   Item No. 8

      John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, owner of 50 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following resolution:
"RESOLVED:
"SHAREHOLDER VOTE ON POISON PILLS
ADOPT PROPOSAL TOPIC THAT WON 57% SHAREHOLDER APPROVAL
at 24 MAJOR COMPANIES in 2000
"General Motors Corporation shareholders request a bylaw for shareholder vote to be required to adopt or maintain a poison pill.
      "Currently the General Motors board can adopt a poison pill at any time without a shareholder vote.
"Why require a shareholder vote to adopt or maintain a poison pill?
 o "Pills give directors absolute veto power over any proposed business combination, no matter how beneficial it might be for shareholders.
      Power and Accountability
      By Nell Minow and Robert Monks
o "Shareholder right to vote on poison pill proposals won an overall 57% APPROVAL from shareholders at 24 major companies in 2000.
      Investor Responsibility Research Center
o "According to the Investor Responsibility Research Center this proposal topic by this same proponent, John Chevveden, Redondo Beach, Calif. won more than 60% shareholder approval at the Delphi Automotive Systems May 2000 annual meeting.
o "The Council of Institutional Investors (www.cii.org) recommends: Shareholder approval of all poison pills, General Motors is 41%-owned by institutional investors. These institutional investors have a fiduciary duty to cast their vote giving priority to their client's best interest ahead of GM management recommendations.
"Negative Effects of Poison Pills on stock value
"A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.
      "Source:  Office  of  the  Chief  Economist,   Securities  and  Exchange
Commission, The Effect of Poison Pills on the Wealth of Target Shareholders, October 23, 1986.
      "A study by Professor John Pound of Harvard's Corporate Research Project found higher corporate performance when there was no poison pill.
      "Source: Governance Matters: An Empirical Study of the Relationship Between Corporate Governance and Corporate Performance (June 1991).
      "Many institutional investors believe poison pills should be voted on by shareholders. At a minimum, many institutional investors believe that shareholders should have the right to vote on the need of such a powerful tool, which can entrench existing management.
      "A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate.
      "I believe the right for a shareholder vote on poison pills will avoid an unbalanced concentration of power in the directors who could restrict the rights of shareholders.

             "ADOPT PROPOSAL TOPIC THAT WON 57% SHAREHOLDER APPROVAL
                          at 24 MAJOR COMPANIES IN 2000
                        SHAREHOLDER VOTE ON POISON PILLS
                                    YES ON 8"

      The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:
      The Board of Directors believes that the action requested in this proposal is unnecessary and ill-advised. The Board of Directors has not adopted a shareholder rights plan (sometimes called a "poison pill") and has no present intention to adopt one. Circumstances could arise in the future, however, where the adoption of such a plan would be an important tool for protecting the interests of the Corporation's stockholders in compliance with the fiduciary duties of the Board of Directors. Requiring stockholder approval for the adoption of a rights plan would impede the ability of the Board of Directors to use such a plan for the benefit of stockholders when circumstances warrant.
      Rights plans are designed to strengthen the ability of a board of directors, in the exercise of its fiduciary duties, to maximize shareholder value and protect stockholders from unfair and abusive takeover tactics. That is why more than 2,000 companies, including more than half of the companies in the S&P 500 Index, have adopted some type of rights plans.
      Contrary to the proponent's suggestion, the ability to adopt a shareholder rights plan does not give a board of directors absolute veto power over any business combination. Rather, in upholding the legal validity of shareholder rights plans, the Delaware Supreme Court has made it clear that a board is required to act in accordance with its fiduciary duties in adopting and maintaining a rights plan. As a result, rights plans neither prevent unsolicited proposals from being made nor prevent companies from being acquired at prices that are fair and adequate. In fact, a study of takeover data from 1992 through 1996 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, found that the presence of a rights plan neither increased the likelihood of defeat of an unsolicited takeover proposal nor reduced the likelihood of a company becoming a takeover target. The same Georgeson & Company study found that the premiums paid to acquire companies with rights plans averaged eight percentage points higher than premiums for companies without such plans.
      In recommending a vote against the proposal, the Board of Directors has not determined that a rights plan should be adopted by the Corporation. Any such determination would be made only after careful deliberation, in light of all circumstances then prevailing and in the exercise of the Board's fiduciary duties. In this regard, it should be noted that the Board of Directors consists of a majority of directors who are not employees of the Corporation, and that the Board is not staggered but is elected in its entirety annually.
      The recommendation against the proposal is based on the Board's belief that it would not be wise to limit flexibility of the Board of Directors to act in the best interests of GM stockholders if circumstances arise in the future that would warrant the adoption of a rights plan.
      The Board of Directors favor a vote AGAINST this stockholder proposal, Item No. 8. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.